UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 25, 2006

Columbia Equity Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32536	20-1978579
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 H Street, N.W., Suite 500, Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(202) 303-3080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2006, Columbia Equity Trust, Inc. (the "Company") entered into a material definitive agreement (the "Orchard Ridge Purchase Agreement") with Foulger Land Limited Partnership and Argo Orchard Ridge Manager, Inc. (the "Orchard Sellers") to acquire 100% of the ownership interests in the entities which own a three-story, approximately 102,400 square foot multi-tenant office building ("101 Orchard Ridge") located at 101 Orchard Ridge Drive in Gaithersburg, Maryland for approximately $11.94 million before transaction costs. The Company expects to fund the transaction with proceeds from its revolving line of credit. Concurrent with the acquisition, the Company will assume a $15.5 million mortgage loan which bears interest at 6.06% and matures in May 2014.

The purchase of 101 Orchard Ridge Drive is subject to customary closing conditions including the assumption of the existing mortgage. The Company completed its diligence of the acquisition during its negotiation of the Orchard Ridge Purchase Agreement and has committed to fund a $1,000,000 deposit. The deposit is only refundable in the event that the Orchard Sellers do not comply with certain closing conditions.

There are no material relationships between the Company and the Orchard Sellers. The Company provides no assurance that it will complete the purchase of 101 Orchard Ridge.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Equity Trust, Inc.

April 25, 2006	By:	/s/ John A. Schissel

Name: John A. Schissel
Title: Chief Financial Officer